EXHIBIT 10.10

INSTRUMENT OF CLOSING

PURCHASE AND SALE OF SHARES ISSUED BY

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

By this private instrument, the parties hereinafter identified:

(a) BID S.A., a corporation with headquarters at Av. Brasil, 331, Room 03, Terra Vermelha, in the City of Sorocaba, State of São Paulo, registered with the National Registry of Legal Entities — CNPJ under no. 02.573.260/0001-81, herein represented by its Executive Vice-President, Marco Antonio Beldi, Brazilian, married, engineer, holder of ID Card — RG no. 4.169.338 SSP-SP and registered with the Individual Taxpayers Registry — CPF/MF under no. 794.694.698-87, residing in the City of Sorocaba, State of São Paulo, with office at Av. Juscelino Kubitschek de Oliveira, 154, Lageado, in the City of Votorantim, State of São Paulo (hereinafter referred to as “BID”); BELPART PARTICIPAÇÕES LTDA., surviving entity of the merger of CABO PAULISTA S.A. into Belpart Participações Ltda., a company with headquarters in the City of São Paulo, State of São Paulo, at Rua Santa Clara, 49, 2nd floor, Room 4, Centro, ZIP Code 18030-420, registered with the National Registry of Legal Entities — CNPJ/MF under no. 05.141.832/0001-41, having its articles of association filed with the JUCESP (Trade Registry of the State of São Paulo) under NIRE no. 35.217.626.199, herein represented by its officer, Mr. Antonio Roberto Beldi, Brazilian, married, engineer, holder of the ID Card — RG no. 4.169.337 SSP-SP and registered with the Individual Taxpayers Registry — CPF/MF under no. 618.760.038-04, residing in the City of Sorocaba, State of São Paulo, with office at Av. Juscelino Kubitschek de Oliveira, 154, Lageado, in the City of Votorantim, State of São Paulo (hereinafter referred to as “BELPART”); and SPLICE DO BRASIL TELECOMUNICAÇÕES E ELETRÔNICA S.A., a corporation with headquarters at Av. Juscelino Kubitschek de Oliveira, 154, Lageado, in the City of Votorantim, State of São Paulo, registered with the National Registry of Legal Entities — CNPJ under number 45.397.007/0001-27, herein represented by its Executive Vice-President, Marco Antonio Beldi, as identified above (hereinafter referred to as “SPLICE” and, along with BID and BELPART, the “Sellers”); and

(b) TELESP CELULAR PARTICIPAÇÕES S.A., a corporation with headquarters at Rua Abílio Soares, 409, in the City of São Paulo, State of São Paulo, — registered with the National Registry of Legal Entities — CNPJ under no. 02.319.126/0001-59, herein represented by its Directors Francisco José Azevedo Padinha, Portuguese, married, engineer, holder of alien’s identification card RNE V-248636-O and registered with the Individual Taxpayers Registry — CPF/MF under no. 055.063.577-70, residing at Rua Abílio Soares, 409, Paraíso, São Paulo, and Gilson Rondinelli Filho, Brazilian, married, engineer, holder of ID Card — RG no. 4.347.710 SSP/SP, and registered with the Individual Taxpayers Registry — CPF/MF under no. 439.603.328-15, residing at Rua Abílio Soares, 409, Paraíso, São Paulo, (hereinafter referred to as “Purchaser”), and moreover, as Intervening Consenting Parties,

(c) BRASILCEL N.V., a corporation organized in accordance with and existing under the laws of the Netherlands, with headquarters at Strawinskyiaa 3105, Amsterdam, Netherlands, herein represented by its attorneys-in-fact Francisco José Azevedo Padinha, as identified above, and Fernando Abella Garcia, Spanish, single, economist, holder of alien’s ID Card — RNE V275827-Q MJ-DPF/DELEMAF/SR/RJ, and registered with the Individual Taxpayers Registry — CPF/MF under no. 055.017.227-04, with offices at Praia de Botafogo, 501, 7th Floor, Torre Corcovado — Botafogo, Rio de Janeiro, RJ (hereinafter referred to as “Brasilcel”); and

(d) FIXCEL S.A., a corporation with headquarters at Rua Santa Clara, 49, 2nd floor, Room 03, Downtown, in the City of Sorocaba, State of São Paulo, registered with the National Registry of Legal Entities — CNPJ under no. 02.792.099/0001-37, herein represented by its Executive Vice-President, Antonio Roberto Beldi, as identified above, (hereinafter referred to as “Fixcel”).

do hereby RESOLVE, under the terms of and in compliance with the Stock Purchase Agreement (the “Final Agreement”) entered into by the above mentioned parties and intervening consenting parties (or their predecessors) on March 24, 2003, according to which, subject to certain conditions precedent, the Sellers undertook to sell, and the Purchaser to buy, shares held by the Sellers (and successors or assignees) representing the corporate control (the “Controlling Shares”) of Tele Centro Oeste Celular Participações S.A., a corporation with headquarters at Setor Comercial Sul, Quadra 02, Bloco C, no. 226, Telebrasília Celular Building, 7th floor, ZIP Code 70302-916, in the City of Brasilia, Distrito Federal, registered with the National Registry of Legal Entities — CNPJ under no. 02.558.132/0001-69, a provider of personal mobile services (“TCOPar”), to enter into this present INSTRUMENT OF CLOSING, according to the following sections and conditions.

1.	Definitions:

     Unless as otherwise expressly defined, the terms used in this Instrument of Closing shall have the same meanings ascribed to them as in the Final Agreement.

2.	Ownership of the Controlling Shares.

2.1 On this date, pursuant to Section 2.2, the Sellers are the owners, among others, in accordance with the amounts and proportions described below, of the Controlling Shares, consisting of the total amount of 77,256,410,396 (seventy seven billion, two hundred fifty six million, four hundred ten thousand, three hundred ninety six) common shares, representing 61.10% (sixty one point ten percent) of the voting capital and 20.37% (twenty point thirty seven percent) of the total capital of TCOPar, not including the treasury stock in the amount of 5,791,393,886 (five billion, seven hundred ninety-one million, three hundred ninety three thousand, eight hundred eighty six) common shares, free and clear of all liens, claims, debts or encumbrances, real or personal, legal or conventional, judicial or non-judicial, except as set forth in Annex 8.1.2 hereof, which replaces Annex 8.1.2 of the Final Agreement.

Seller	No. of Controlling Shares

BID	5,152,400,000
BELPART	67,374,010,396	(1)
SPLICE	4,730,000,000
Total	77,256,410,396

(1)	Of this total, 4,350,000,000 shares are presently subject to future settlement, which will take place on April 14, 2003.

2.2 The registration of part of the Controlling Shares in the name of the Sellers identified above with the custodian in charge for the bookkeeping of the TCOPar’s shares is still pending, said registration to be obtained by the Closing Date (in accordance with the provisions of Section 6.1 below).

3.	Price Ratification.

3.1 The Purchaser, exclusively for the purposes of Section 2.2 of the Final Agreement, hereby irreversibly and irrevocably waives any adjustment to the Price arising from the eventual identification of the Effective Bonds, as set forth in the referred Section 2.2, which shall not be due now or in the future, by reason of which the Price of the Controlling Shares set forth in Section 2.1 of the Final Agreement is hereby confirmed and maintained, for all due purposes and effects, which price shall be paid plus the income set forth in Section 2.3 of the Final Agreement and the other applicable provisions of the Final Agreement, as of the Closing Date and against the transfer of the Controlling Shares to the Purchaser, to be executed under the terms of the Sellers’ obligation, as set forth in Section 1.1 of the Final Agreement.

4.	Compliance and Verification or Waiver of the Conditions Precedent to the Closing and Waiver of Termination Rights.

4.1 The parties do hereby irreversibly and irrevocably declare that all the conditions precedent to the Closing of the Purchase of the Controlling Shares, including, but not limited to, the previous approval of ANATEL for the transfer of the Controlling Shares representing TCOPar’s capital stock to the Purchaser, pursuant to ANATEL Act 35,255, of April 10, 2003, published in the Federal Official Gazette (“Diário Oficial da União”) on April 11, 2003, have been verified and complied with (or waived, when expressly indicated herein or separately, whichever the case may be), for all due purposes and effects, and, therefore, hereby unconditionally undertake to perform the Closing, in accordance with the provisions of this Instrument of Closing.

4.2 The Purchaser hereby declares and confirms the following to the Sellers:

(i)	The Purchaser irreversibly and irrevocably waives the right to terminate the Purchase with the consequent termination of the Final Agreement, under the terms of Section 3.2 of the Final Agreement.

(ii)	The Purchaser confirms the delivery by the Sellers, or, as the case may be, waives the receipt, of the Documents and/or Information listed in Annex 3.2.2 of the Final Agreement, declaring that, for purposes of Section 3.2.2 of the Final Agreement, the obligations of the Sellers therein set forth have been duly complied with.

(iii)	The Purchaser confirms that the Purchaser’s representations and Guaranties contained in the Final Agreement or in its respective Annexes are, in their material aspects, true as of this date and shall continue to be true on the Closing Date, as if they had been made on the Closing Date.

4.3 The Sellers hereby declare and confirm the following to the Purchaser:

(i)	The Sellers have duly complied, and shall continue to comply, until the Closing Date, with all their obligations under the terms of the Final Agreement, including the compliance by TCO and its controlling shareholders with the Action Plan for the management of TCO, covered by Annex 5.3 of the Final Agreement, and the Sellers have complied, and shall continue to comply until the Closing Date, with the guidelines referred to in Section 5.3 of the Final Agreement, not being performed any of the acts described in Section 5.3.1 without previously notice to the Purchaser, according to the terms of said Section 5.3.1.

(ii)	The Sellers confirm that the Sellers’ representations and Guaranties contained in Sections 8.1.1, 8.1.2, 8.1.3, 8.1.4, 8.1.5, 8.1.6 and 8.1.7 of the Final Agreement or in its respective Annexes are, in their material aspects, true on this date, and shall continue to be true on the Closing Date, as if they had been made on the Closing Date, except for the amendments arising from TCO’s regular course of business.

5.	Compliance with Other Obligations Set Forth in the Final Agreement.

5.1 The parties hereto shall execute the following documents and agreements and perform the following acts:

(i)	The Sellers shall deliver to the Purchaser the audited financial statements of TCO’s Controlled Companies, which replace and now constitute Annex 8.1.6 of the Final Agreement, for all due purposes and effects.

(ii)	The Sellers shall deliver to the Purchaser an account of the investments in projects of a social nature and the deadlines for their completion by TCO, which replaces and now constitute Annex 5.2 of the Final Agreement, for all due purposes and effects.

(iii)	The Sellers shall deliver to the Purchaser the letters of resignation of the members of TCO’s Board of Directors, under the terms of Annex 2.6(a)(ii)II of the Final Agreement.

(iv)	The Sellers shall deliver to the Purchaser the Termination Instruments of the Management and Technical Assistance Agreements entered into between TCO and its direct or indirect controlling shareholders, under the terms of Section 5.11 of the Final Agreement.

(v)	Sellers BID and BELPART and the Purchaser shall enter into the agreement for assignment of rights and obligations set forth in Section 5.1 of the Final Agreement, ensuring that the financial settlement of the Purchaser’s obligations set forth in the agreement at issue shall occur concomitantly with the Financial Settlement of the Purchase set forth in Section 5 of this Instrument of Closing.

5.2 The validity of the instruments and agreements referred to items (iii), (iv) and (v) of Section 5.1 above is contingent upon the effective transfer of the Controlling Shares to the Purchaser and the Financial Settlement set forth in Section 6 of this Instrument of Closing.

6.	Financial Settlement of the Merger and Transfer of the Controlling Shares.

6.1 The parties hereto shall make their best efforts to complete the Closing in the least possible time, in any event not later than April 25, 2003 (the “Closing Date”). Closing shall take place in the offices of Goldman, Sachs Co., in the City of São Paulo, State of São Paulo, at 10:00 a.m., at which time the Sellers shall assign, transfer and deliver the Controlling Shares to the Purchaser, and the Purchaser shall (i) pay the Sellers, in the same proportion as the Controlling Shares disposed of by the same, by means of cashier’s checks drawn by a prime financial institution, that portion of the Price set forth in Section 2.3.(a) of the Final Agreement, plus the income detailed therein, due by the Closing Date; (ii) deliver to the Sellers, in the same proportion as the Controlling Shares disposed of by the same, the promissory notes issued by the Purchaser representing those installments of the Price set forth in Section 2.3.(c) of the Final Agreement, plus the income accrued thereon, as detailed in Section 2.3.1 of the Final Agreement; and (iii) deliver to the Sellers the Guaranties referred to in Section 5.8 of the Final Agreement, issued under the terms of the new Annex 5.6, adjusted until the Closing as provided for in Section 5.6 of the Final Agreement and Section 5.1(iv) above (the “Financial Settlement”).

6.2 Moreover, on the Closing Date, together with the performance of the acts provided for in Section 6.1:

(i)	the instruments and agreements referred to in items (iii), (v) and (vi) of Section 5.1 above shall become effective and shall come into force, for all due purposes and effects, independently of any communication, notification or additional formality;

(ii)	the parties shall execute an addendum to this Instrument of Closing, by means of which they shall: (a) confirm the value of the Price installments due by the Closing Date, plus their respective income, including the amounts, payment deadlines and income accrued on that installment of the Price set forth in Section 2.3.(d) of the Final Agreement, with the execution of the new Annex 2.3.(d) to the Final Agreement, which shall be prepared based on the amended Annex 5.6 and delivered on the Closing Date; (b) ratify the withholding as Guarantee of that installment of the Price set forth in Section 2.3.(b) of the Final Agreement, for purposes of Section 4 of the Final Agreement;

(iii)	the Sellers shall deliver to the Purchaser a list of the Sellers’ Financial Obligations, adjusted until the Closing in accordance with Section 5.6 of the Final Agreement, which shall constitute the final Annex 5.6 of the Final Agreement, and shall finally determine the payment deadlines and income accrued on that installment of the Price set forth in Annex 2.3.(d).

(iv)	the Sellers shall deliver to the Purchaser a declaration and a bank statement issued by the financial institution in charge for registering the TCOPar’s shares, confirming the amount of Controlling Shares effectively held by the Sellers on the Closing Date;

(v)	the parties shall execute the instruments of transfer and other documents necessary for the registration, with the custodian in charge of the bookkeeping of the TCOPar’s shares, in its books and records, of the transfer of the Controlling Shares to the Purchaser on the Closing Date;

(vi)	the Sellers shall deliver to the Purchaser a release related to the payment, by the Purchaser, of the amounts described in Section 6.1;

(vii)	the Sellers shall make available all TCO’s corporate, tax and accounting books and records, the delivery of these books occurring, as the case may be, at TCOPar’s headquarters and at each of the respective TCO’s Controlled Companies;

(viii)	the Sellers shall ensure that the Meetings of the Board of Directors referred to in Section 5.10 shall be held on the Closing Date; and

(ix)	the Sellers shall deliver to the Purchaser a copy of the corporate documents and evidence of their filing with the competent Trade Registry relating to BID’s partial spin-off , the merger of the portion resulting from the spin-off by Cabo Paulista S/A and the merger of the latter by BELPART, by means of which, part of the Controlling Shares and the rights related to the goodwill referred to in Section 5.1 of the Final Agreement were transferred from BID to BELPART.

6.3 For all due purposes and effects of the Final Agreement, the references in the Final Agreement to the Closing and the Closing Date come to match and are replaced by this Closing Date, as specified in this Term of Commitment.

7.	Other Commitments.

7.1 TCOPar, Splice and the Purchaser shall communicate to their respective shareholders and to the market, through the publication of a notice of material fact, the compliance, on this date, with the conditions precedent to the closing of the Purchase, as well as that the parties intend to put it into effect throughout the present month of April, 2003.

7.2 The Guaranties to be delivered by the Purchaser as provided for in Section 6.1(iii) in order to guarantee BID’s obligations to BNDESPAR Participações S.A. shall be, if required by BNDESPAR Participações S.A. and requested from BID, replaced by Purchasers’ surety in the form of an instrument for debenture redemption and acknowledgment of indebtedness or a similar document entered into between BID and said institution the subject matter of which is the obligations in question.

7.3 Due to the advance of a substantial part of the Closing, under the terms of this instrument, the Sellers, as TCO’s controlling shareholders, shall ensure that TCOPar and the TCO’s Controlled Companies immediately adhere, prior to the Closing Date, to the advertising campaign for the launch of the “Vivo” trademark, which shall thereafter designate the mobile cellular services provided by the operators controlled by Brasilcel N.V. in Brazil.

8.	Ratification of the Final Agreement.

The parties hereto and the consenting intervening parties expressly ratify all the clauses and conditions of the Final Agreement not expressly amended by this Instrument of Closing and confirm their respective obligations, which shall be fully complied with according to the terms of the Final Agreement, as amended by this Instrument of Closing.

9.	Governing Law and Jurisdiction.

This Instrument of Closing shall be governed and construed in accordance with the laws of the Federative Republic of Brazil. The parties hereto shall endeavor to settle their disputes related to the Final Agreement and this Instrument of Closing on an amicable basis and in good faith. Should an amicable solution to any disputes arising from the interpretation or application of the Final Agreement, duly amended by this Instrument of Closing, prove impossible, then such disputes and doubts shall be submitted to the exclusive jurisdiction of the Court of the State of São Paulo, at the exclusion of any other, however privileged it may be.

In witness whereof, the parties hereto execute this document in four (04) counterparts of same form and content in the presence of the two (02) witnesses below.

São Paulo, April 11, 2003.

Sellers:

BID S.A.
Marco Antonio Beldi
Executive Vice-President

BELPART Participações Ltda.
Antonio Roberto Beldi
Officer

SPLICE DO BRASIL
TELECOMUNICAÇÕES E ELETRÔNICA S.A.
Marco Antonio Beldi
Executive Vice-President

Purchaser:

TELESP CELULAR PARTICIPAÇÕES S.A.
Francisco José Azevedo Padinha
Gilson Rondinelli Filho
Directors

Intervening Consenting Parties:

BRASILCEL N.V	FIXCEL S.A.
Francisco José Azevedo Padinha	Antonio Roberto Beldi
Fernando Abella Garcia	Executive Vice-President
Attorneys-in-fact

Witnesses:
1.	2.